AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR REPORTS FIRST QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – May 10, 2007 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income of $11,108,000 ($1.08 per share, diluted) on revenues of $92,445,000 for the quarter ended March 31, 2007, compared to net income of $24,636,000 ($2.39 per share, diluted) on revenues of $155,214,000 for the quarter ended March 31, 2006.

During the quarter, we closed on 230 homes, a 55% decrease from the 516 units closed during the first quarter of 2006. Dollar volume decreased by 43% to $79,602,000, compared to $138,528,000 for the first quarter of 2006.

The dollar volume of housing contracts signed during the first quarter of 2007 declined by 76% compared to the first quarter of 2006, or $38,091,000 compared to $156,523,000. The number of contracts signed declined by 67%, or 142 compared to 428 for the first quarter of 2006. The decline in contracts signed for the first quarter of 2007 compared to the first quarter of 2006 reflects the accelerated weakening of the market for new residences in the geographic areas where our developments are located.

Due to continued deterioration of market conditions and the increase of speculative inventory at a community in Florida where we and other builders are building homes, during the three months ended March 31, 2007, we evaluated these assets consisting of homes completed or under construction, and recorded an impairment loss of $2,000,000.

Results for the quarter ended March 31, 2007 include pre-tax income of $4,758,000 on revenues of $5,560,000 from commercial, industrial and other land sales. For the quarter ended March 31, 2006, results included pre-tax income of $7,970,000 on revenues of $8,775,000 from commercial, industrial and other land sales.

We continue to manage Avatar and its assets for the long-term benefit of our shareholders, including the monetization of commercial and industrial land from our holdings, and the possible sale of certain residential land to bring forward future cash flows from what would otherwise constitute long-term residential developments.

A significant deterioration in our markets continues. The number of investor-owned units for sale, the current tightening of mortgage underwriting standards, the availability of significant discounts and incentives, the difficulty of potential purchasers in selling their existing homes and the significant amount of standing inventory continue to adversely affect both the number of homes we have been able to sell and the prices at which we are able to sell them. While the level and duration of the downturn cannot currently be predicted, we anticipate that these conditions will continue to have an adverse effect on our earnings for the balance of 2007. Nevertheless, as previously indicated, we continue to anticipate that we will be profitable for the year.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult (55 years and older) and primary housing; the level of immigration and in-migration into the areas in which we conduct real estate activities; the level of competition in geographic areas in which we do business; the number of investor and speculator resale homes for sale in our communities and in the geographic areas in which we develop and sell homes; international (in particular Latin America), national and local economic conditions and events, including employment levels, income levels; interest rates, mortgage rates; consumer confidence, the availability and terms of residential mortgage financing and subprime mortgage financing and demand for new and existing housing; Avatar’s access to future financing; geopolitical risks; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED
MARCH 31, 2007 AND 2006
(Unaudited — Dollars in thousands except per share data)

	2007	2006
Revenues	$ 92,445	$ 155,214

Income before income taxes	$ 17,178	$ 35,210

Income tax expense	$ 6,070	$ 10,574

Net income	$ 11,108	$ 24,636

Basic EPS	$ 1.35	$ 3.01

Diluted EPS	$ 1.08	$ 2.39

Selected Balance Sheet Data

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$ 190,745	$ 203,760

Total assets	$ 730,444	$ 751,072

Total stockholders’ equity	$ 520,391	$ 505,356

Stockholders’ equity per share	$ 62.94	$ 61.68

Stockholders’ equity per share	$ 60.37	$ 59.36

(assuming conversion of 4.50% Notes)